Exhibit 99.1

2280 North Greenville Avenue, Richardson, TX 75082

Contact:	Mike Kovar
Chief Financial Officer
Fossil, Inc.
(972) 699-6811

Investor Relations:	Allison Malkin
Integrated Corporate Relations
(203) 682-8200

FOSSIL, INC. REPORTS FIRST QUARTER RESULTS

First Quarter Net Sales and Earnings Continue at Record Levels

Net Sales Rise 36.6% to $537.0 Million

Net Income Increases 55.5% to $55.8 Million

Global Retail Comps Up 21.3%

Richardson, TX. May 10, 2011 — Fossil, Inc. (NASDAQ: FOSL) (the “Company”) today reported net sales and earnings for the thirteen-week period ended April 2, 2011 (“First Quarter”).

First Quarter Results (2011 vs. 2010):

•	Net sales increased 36.6% (35.1% in constant dollars) to $537.0 million compared to $393.2 million;

•	Gross profit margin rose 40 basis points to 56.2% of net sales, compared to 55.8% of net sales;

•	Operating income increased 80.6% to $92.6 million, or 17.2% of net sales, compared to $51.3 million, or 13.0% of net sales;

•	Net income attributable to Fossil, Inc. increased 55.5% to $55.8 million compared to $35.9 million; and

•	Diluted earnings per share rose 62.3% to $0.86 per diluted share on 64.8 million shares compared to $0.53 per diluted share on 68.0 million shares.

“We began fiscal 2011 strongly, delivering another record sales and earnings performance,” stated Mike Kovar, Executive Vice President and Chief Financial Officer of Fossil, Inc. “For the First Quarter, sales growth of 36.6% was accompanied by a 62.3% increase in diluted earnings per share reflecting broad based strength across geographies, categories and channels. Our performance continues to demonstrate the strength of our business model, the success of our core growth strategies and the excitement of our brands around the world. During the quarter, we saw particularly robust growth in Asia where sales rose 57% while North America and Europe sales each grew by 34%. Our FOSSIL® brand continued to gain momentum globally increasing sales by 19% in the quarter with an equally strong performance in watch and non-watch categories alike. We are very pleased with our positioning as we start the second quarter and believe fiscal 2011 will represent another significant year of growth and increased value for our stakeholders.”

Operating Results

Worldwide net sales rose by 35.1% on a constant dollar basis during the First Quarter, representing strong double-digit sales growth across all of the Company’s operating segments and major businesses, as compared to the prior fiscal year first quarter. Global watch sales generated the most significant contribution increasing $113.2 million, or 44.4%, while the Company’s leathers and jewelry businesses contributed volume increases of 19.8% and 23.3%, respectively. As compared to the prior fiscal year first quarter, net sales of FOSSIL branded products increased by 19.2% during the First Quarter. Additionally, the translation impact of a weaker U.S. dollar increased the Company’s reported net sales by approximately $5.9 million during the First Quarter in comparison to the prior fiscal year first quarter.

In North America, wholesale shipments increased 33.9%, or $52.2 million, in constant dollars during the First Quarter in comparison to the prior fiscal year first quarter. The increase was primarily attributable to a 49.2%, or $46.7 million, increase in wholesale watch sales inclusive of a 67.7%, or $12.7 million, increase in sales to foreign distributors. The accessories business also contributed to the growth in the First Quarter as net sales volumes increased 9.4%, or $5.5 million, as compared to the prior fiscal year first quarter, driven primarily by women’s handbag and small leather products.

Europe wholesale net sales rose 34.4%, or $38.7 million, in constant dollars during the First Quarter in comparison to the prior fiscal year first quarter. The sales growth was largely attributable to a 37.1%, or $28.7 million, increase in watch shipments as all major watch brands experienced sales volume growth. The jewelry and leather categories also favorably impacted the First Quarter increasing 28.6%, or $6.0 million, and 63.6%, or $3.8 million, respectively. Asia Pacific net sales increased 57.4%, or $22.2 million, on a constant dollar basis during the First Quarter in comparison to the prior fiscal year first quarter primarily as a result of a 63.2%, or $20.8 million, increase in watch sales. The Asia Pacific region also benefitted from an increased mix of sales being generated through Company-owned retail concessions.

Direct to Consumer net sales for the First Quarter increased by, 28.1% or $24.8 million, on a constant dollar basis in comparison to the prior fiscal year first quarter, primarily as a result of constant dollar comparable store sales gains of 21.3% and a 2.4% increase in the average number of company-owned stores open during the First Quarter. Additionally, net sales from the Company’s e-commerce businesses increased 26.7% on a constant dollar basis for the First Quarter in comparison to the prior fiscal year first quarter.

Gross profit increased by 37.6% to $301.8 million in the First Quarter compared to the prior fiscal year first quarter as a result of increased sales and gross profit margin expansion. Gross profit margin increased 40 basis points to 56.2% in the First Quarter compared to 55.8% in the prior fiscal year first quarter. The increase in gross profit margin was primarily driven by an approximate 40 basis point favorable impact as a result of a weaker U.S. dollar, an increase in sales mix of higher margin Asia Pacific-based sales and increased gross margins achieved in the Company’s outlet stores. Partially offsetting these increases in gross profit margin during the First Quarter was an increase in the mix of sales of lower margin sales to third party distributors and a sales mix decrease from the Company’s Direct to Consumer segment in comparison to the prior fiscal year first quarter.

Total operating expenses increased by $41.1 million in the First Quarter compared to the prior fiscal year first quarter, and included an additional $3.4 million of expense associated with translation of foreign-based expenses as a result of the weaker U.S. dollar. In the First Quarter, operating expenses expressed as a percentage of net sales decreased to 39.0% compared to 42.8% in the prior fiscal year first quarter, primarily as a result of the stronger sales performance. During the First Quarter, on a constant dollar basis, operating expenses in the Company’s wholesale segments, Direct to Consumer segment and corporate cost areas increased by $22.6 million, $12.7 million and $2.4 million, respectively, as compared to the prior fiscal year first quarter. Expense growth in the wholesale segments was principally a result of increased marketing expenses and compensation costs. Expense increases in the Direct to Consumer segment were primarily attributable to expansion of the Company’s catalog mailings and increased web-based marketing expenditures.

Increased net sales, improved gross profit margin and operating expense leverage resulted in an 80.6% increase in operating income for the First Quarter in comparison to the prior fiscal year first quarter. As a percentage of sales, operating income increased to 17.2% in the First Quarter, compared to 13.0% in the prior fiscal year first quarter. During the First Quarter, operating income was favorably impacted by approximately $1.9 million as a result of the translation of foreign-based sales and expenses into U.S. dollars.

Other (expense) income decreased unfavorably by $5.6 million during the First Quarter in comparison to the prior fiscal year first quarter principally due to net mark-to-market foreign currency transaction losses in the First Quarter in comparison to net mark-to-market gains in the prior fiscal year first quarter. These gains and losses were primarily related to the Company’s hedging activities.

The Company’s income tax expense for the First Quarter was $31.2 million, resulting in an effective income tax rate of 34.9%. For the prior fiscal year first quarter, income tax expense was $16.0 million, resulting in an effective income tax rate of 29.9%. The Company estimates its fiscal year 2011 effective income tax rate will approximate 35%, excluding any discrete events.

Net income attributable to noncontrolling interest, which represents the minority interest portion of subsidiaries in which the Company owns less than 100%, increased by $0.5 million for the First Quarter as compared to the prior fiscal year first quarter. This increase was a result of increased net income related to the Company’s less than 100% owned subsidiaries with a substantial portion of this increase attributable to the net income related to one of the Company’s watch assembly facilities.

First Quarter net income attributable to Fossil, Inc. increased by 55.5% to $55.8 million, or $0.86 per diluted share, inclusive of an approximate $0.04 diluted earnings per share reduction related to foreign currency.

Selective Balance Sheet Information

At April 2, 2011, cash, cash equivalents and securities available for sale totaled $355.3 million compared to $458.2 million at the end of the prior fiscal year first quarter, and the Company had $9.7 million of debt at the end of the First Quarter. In connection with the Company’s share repurchase program, during the First Quarter, the Company repurchased $94.5 million of its common stock, representing 1.2 million shares. As of the end of the First Quarter, approximately $476.3 million remained open under the Company’s $750 million share repurchase authorization.

Inventory at the end of the First Quarter was $402.6 million, representing an increase of 60.9% from the prior fiscal year first quarter balance of $250.3 million. Higher inventory levels resulted from accelerating inventory purchases to compensate for the watch sales trends globally while continued smoothing of factory production throughout the year resulted in a slight increase in factory lead times. The Company expects inventory increases to slow over the balance of the year with projected year-end inventories slightly higher than the prior fiscal year level which compares favorably to the strong double-digit sales growth expected for the full year. Accounts receivable increased by 34.2% to $219.7 million at April 2, 2011 compared to $163.7 million at the end of the prior fiscal year first quarter, primarily due to an increase in wholesale shipments during the First Quarter versus the comparable prior fiscal year first quarter. First Quarter days sales outstanding for the Company’s wholesale segments was 46 days in comparison to 47 days in the prior fiscal year first quarter.

Sales and Earnings Guidance

For the second quarter of fiscal 2011, the Company expects year-over-year net sales to increase in a range of 28% to 30% with operating income growth increasing in a range of 15% to 18%. Second quarter fiscal 2011 diluted earnings per share are expected to be in a range of $0.70 to $0.73. As a result of a much lower effective income tax rate in the second quarter last year, resulting from significant reductions in certain income tax liabilities, the Company expects a more structural tax rate of 35% in the second quarter of fiscal year 2011 to unfavorably impact comparable quarter diluted earnings per share by approximately $0.26.

For fiscal year 2011, the Company expects net sales to increase in a range of 21% to 23% in comparison to fiscal year 2010. Diluted earnings per share for fiscal year 2011 are expected to be in a range of $4.44 to $4.54. This range includes a favorable currency impact of approximately $0.12 per diluted share primarily related to the translation impact of an average weaker dollar for the full year, net of expected hedging losses. In comparison to fiscal year 2010, the Company expects an approximate 400 basis point increase in its effective tax rate to unfavorably impact comparable year-over-year earnings by $0.29 while a lower share count, a result of the Company’s continuing stock repurchase plan, is expected to benefit year-over-year earnings by $0.27. The Company’s forward guidance is based upon the current prevailing rate of the U.S. dollar compared to other foreign currencies for countries in which the Company operates.

Safe Harbor

Certain statements contained herein that are not historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are changes in economic trends and financial performance, changes in consumer demands, tastes and fashion trends, lower levels of consumer spending resulting from a general economic downturn, shifts in market demand resulting in inventory risks, changes in foreign currency rates, and the outcome of current and possible future litigation, as well as the risks and uncertainties set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended January 1, 2011 filed with the Securities and Exchange Commission (the “SEC”).

About Fossil

Fossil is a global design, marketing and distribution company that specializes in consumer fashion accessories. The Company’s principal offerings include an extensive line of men’s and women’s fashion watches and jewelry sold under proprietary and licensed brands, handbags, small leather goods, belts, sunglasses, soft accessories, shoes, and clothing. In the watch and jewelry product category, the Company’s offerings include a diverse portfolio of globally recognized proprietary and licensed brand names under which its products are marketed. The Company’s extensive range of accessories products, brands, distribution channels and price points allows it to target style-conscious consumers across a wide age spectrum on a global basis. The Company’s products are sold to department stores, specialty retail stores, and specialty watch and jewelry stores in the U.S. in approximately 120 countries worldwide through 23 company-owned foreign sales subsidiaries and a network of approximately 60 independent distributors. The Company also distributes its products in over 360 company-owned and operated retail stores and through international e-commerce websites and the Company’s U.S. e-commerce website at www.fossil.com, where certain product, press release and SEC filing information concerning the Company is also available.

Consolidated Income Statement Data (in 000’s, except per share amounts):	For the 13 Weeks Ended	For the 13 Weeks Ended
	April 2, 2011	April 3, 2010
Net sales	$536,975	$393,229
Cost of sales	235,163	173,810

Gross profit	301,812	219,419
Selling expenses	158,382	124,855
Administrative expense	50,874	43,301

Operating income	92,556	51,263
Interest expense	225	58
Other (expense) income – net	(3,073)	2,534
Tax provision	31,192	16,043

Net income	58,066	37,696

Less: Net income attributable to noncontrolling interest	2,244	1,789

Net income attributable to Fossil, Inc	$55,822	$35,907

Basic earnings per share	$0.87	$0.54

Diluted earnings per share	$0.86	$0.53

Weighted average shares outstanding :
Basic	64,093	67,039

Diluted	64,846	67,953

Consolidated Balance Sheet Data (in 000’s):	April 2, 2011	April 3, 2010
Working capital	$782,748	$744,518
Cash, cash equivalents and securities available for sale	355,253	458,156
Accounts receivable	219,710	163,665
Inventories	402,642	250,321
Total assets	1,427,299	1,274,220
Short-term debt	5,165	3,565
Deferred taxes and other long-term liabilities	88,945	61,357
Stockholders’ equity	1,031,727	1,000,869

Sales Mix Breakdown (in 000’s)	Amounts For the 13 Weeks Ended		Percentage of Total For the 13 Weeks Ended
	April 2, 2011	April 3, 2010	April 2, 2011	April 3, 2010
Wholesale:
North America wholesale	$206.8	$153.8	38.5%	39.1%
Europe	151.8	112.5	28.3%	28.6%

Asia Pacific	64.2	38.7	11.9%	9.9%

Total wholesale	422.8	305.0	78.7%	77.6%

Direct to Consumer	114.2	88.2	21.3%	22.4%

Total net sales	$537.0	$393.2	100.0%	100.0%

END OF RELEASE